Exhibit 99.1

LML PAYMENT SYSTEMS ANNOUNCES BOARD APPOINTMENT

David C. Cooke joins Corporation’s Board of Directors

VANCOUVER, BC, May 20, 2009—Patrick H. Gaines, Chairman of LML Payment Systems Inc. (“the “Corporation”) (NASDAQ: LMLP) is pleased to announce the appointment of David C. Cooke to the Board of Directors.

Mr. Cooke served as the Executive Director of the newly-created Resolution Trust Corporation (“RTC”) from 1989 to 1992, where he was responsible for the RTC’s organization, staffing and operation.  While with the RTC Mr. Cooke oversaw the takeover of nearly 700 failing institutions and the development of innovative sales initiatives for managing and disposing of their assets.

Prior to the RTC, Mr. Cooke served as the sole Deputy to former FDIC Chairman, the late L. William Seidman.  As Deputy, he served as chief of staff and directed or served on key management committees.  He was actively involved in the development of the FDIC’s resolution strategy for dealing with troubled financial institutions.   Before joining Mr. Seidman, Mr. Cooke had over 15 years experience with the FDIC, advancing from commissioned bank examiner to management positions in bank supervision and corporate strategy where he helped develop strategies related to failing institutions and deposit insurance.

After leaving the RTC in 1992, Mr. Cooke spent eleven years as a senior-level consultant in the private sector, where he managed groups advising banks on emerging capital market developments and foreign governments and multi-lateral financial institutions on financial sector issues. In 2003, he was recruited by the FDIC to serve as its first Chief Learning Officer in charge of its new Corporate University.  Mr. Cooke retired from the FDIC in 2006 and works part time as a consultant and teaches graduate level finance.

Mr. Cooke holds a B.S. degree in business from the University of Maryland, an M.B.A. in finance from George Washington University, and has completed the Stonier Graduate School of Banking at Rutgers University.  He is a Certified Public Accountant and a Chartered Financial Analyst, and has taught undergraduate and graduate-level courses in finance at major universities.

“We are very pleased to welcome David Cooke to the Board of Directors of LML.  David’s extensive experience in the financial industry in both the public and private sectors will be a valuable asset to the Corporation and we are looking forward to working closely with him.  We continue, however, to feel a deep sense of loss at the death of Bill Seidman, who had served on LML’s board for 10 years and at the time of his passing also served as chairman of our Nominating and Corporate Governance Committee.  I know I speak for everyone at LML when I say we were very fortunate to have had the benefit of Bill’s experience and wisdom in our boardroom. His insightful guidance and counsel will be sorely missed,” Mr. Gaines said.

About LML Payment Systems Inc. (www.lmlpayment.com)

LML Payment Systems Inc., through its subsidiaries Beanstream Internet Commerce Inc. in Canada and LML Payment Systems Corp. in the U.S., is a leading provider of financial payment processing solutions for e-commerce and traditional businesses.  We provide credit card processing, online debit, electronic funds transfer, automated clearinghouse payment processing and authentication services, along with routing of selected transactions to third party processors and banks for authorization and settlement. Our intellectual property estate, owned by subsidiary LML Patent Corp., includes U.S. Patent No. RE40,220, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Corporation’s actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect the Corporation’s financial results is included in the Corporation’s quarterly reports on Form 10-Q and our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Corporation undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

CONTACTS:

Patrick H. Gaines                                                                Investor Relations
Chairman and CEO                                                                (800) 888-2260
(604) 689-4440

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